                                  EXHIBIT 10.15

The Company has filed with the Commission a written objection to the public disclosure of certain information contained in this document. The Company has omitted material from this document at the places marked with three asterisks (***), both at the beginning and the end of the material. The omitted material has been filed separately with the Commission.


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


              PROPRIETARY DRUG DEVELOPMENT AND MARKETING AGREEMENT

         This PROPRIETARY DRUG DEVELOPMENT AND MARKETING AGREEMENT ("Agreement"), effective on March 20, 2000 (the "Effective Date"), is made by and between Barr Laboratories, Inc., a corporation organized and existing under the laws of New York and having its principal offices at 2 Quaker Road, Pomona, New York 10970 (hereinafter "Barr"), and DuPont Pharmaceuticals Company (hereinafter "DuPont"), a general partnership organized and existing under the laws of the State of Delaware and having its principal offices at Chestnut Run Plaza, 974 Centre Road, Wilmington, Delaware 19807-2802.

         WHEREAS, DuPont is in the business of discovering, developing, manufacturing and marketing new chemical entities as pharmaceutical products;

         WHEREAS, Barr is in the business of developing, manufacturing and marketing generic and proprietary drugs, and in particular is developing CyPat(TM), Seasonale(TM) and *** as proprietary drugs;

         WHEREAS, the Parties have determined that certain proprietary drugs under development at Barr may be more efficiently and effectively developed and marketed through a beneficial collaboration, and in particular, that collaborative development and marketing of CyPat(TM), Seasonale(TM) and *** would be beneficial to the Parties and their patients;

         WHEREAS, DuPont is not in the position to develop CyPat(TM), Seasonale(TM) and *** itself and believes that collaborative development CyPat(TM), Seasonale(TM) and *** would be beneficial to the Parties; and

         WHEREAS, the Parties wish to create an alliance that permits such efficient and effective development and marketing.

         NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth, and intending to be legally bound hereby, Barr and DuPont hereby agree as follows:

1.       Definitions.

         Each of the capitalized terms used in this Agreement (other than the headings of the Sections) shall have the meaning indicated in this Agreement.

         1.1 The term "Affiliate" or "Affiliated" shall mean, with respect to a Party, any other business entity which directly or indirectly controls, is controlled by, or is under common control with, such Party. As used in this definition of "Affiliate," the term "control" shall mean direct or indirect beneficial ownership of more than fifty percent (50%) of the voting or income interest in such business entity.



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


         1.2 The term "Affiliated Customer" shall mean, with respect to a Party, any Affiliate.

         1.3 The term "Agency" as used herein means any governmental regulatory authority responsible for granting health or pricing approvals, registrations, import permits, and other approvals required before a Funded Product may be tested or marketed in any country. The term Agency includes the Food and Drug Administration ("FDA").

         1.4 The term "Agency Approval" shall mean final authorization by an Agency to market and sell the Funded Products in a country in the Territory.

         1.5 The term "Commercially Reasonable Efforts" as used herein shall mean those efforts consistent with the exercise of prudent scientific and business judgment as applied to other research, development and commercialization efforts for products of similar scientific and commercial potential within the research programs and relevant product lines of such Party.

         1.6 The term "CyPat(TM)" as used herein means cyproterone acetate, a synthetic oral hydroxyprogesterone agent used in the treatment of prostate cancer and its associated syndromes.

         1.7 The term "Development Costs" as used herein means External Verifiable Development Expense and Internal Verifiable Development Expense.

         1.8      The term "***" as used herein means ***

                                      ***.

         1.9 The term "External Verifiable Development Expense" as used herein includes those external costs to acquire, develop and submit the Funded Products to the FDA for approval and reported as research and development expense on financial statements to shareholders and consistent with Financial Accounting Statement No. 2. Such costs include, but are not limited to, the expenses included in Attachment A hereto.

         1.10 The term "First Commercial Sale" shall mean, with respect to the Funded Products, the first sale for use or consumption by the public of such Funded Products in the Territory after all required approvals, including marketing approval, have been granted by the FDA.

         1.11 The term "Funded Products" as used herein means Barr's proprietary development candidates CyPat(TM), Seasonale(TM), *** and any proprietary drug substituted pursuant to Section 2.9 hereof. The term "Funded Product" refers to any one of the preceding development candidates in the singular.

         1.12 The term "Internal Verifiable Development Expenses" as used herein means those internal costs to develop and submit the Funded Products to the FDA for approval and reported as research and development expense on financial statements to shareholders and consistent with



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

Financial Accounting Statement No. 2. Such costs include, but are not limited to, the expenses included in Attachment A hereto.

         1.13 The term "Net Sales" shall mean the aggregate gross invoice price of Funded Products sold by Barr and its Affiliates and its licensees, to an independent Third Party in bona-fide, arms-length transactions, in the Territory after deducting (to the extent actually incurred and to the extent not already deducted in the amount invoiced): (i) customary trade, cash and quantity discounts, (ii) rebates, adjustments and allowances, including for rejections, recall, returns, and floorstock adjustments, (iii) Medicaid and other federal or state rebates, chargebacks and similar items, (iv) if included in the aggregate gross invoice price of Product, custom duties, sales or excise taxes (including any such tax as a value added tax or similar tax or charge), and (v) if included in the aggregate gross invoice price of Product, freight and insurance on shipment of Product.

         1.14 The term "Non-Affiliated Customer" shall mean any purchaser of a Funded Product who is not an Affiliated Customer.

         1.15 The term "Party" means Barr or DuPont and, when used in the plural, shall mean Barr and DuPont.

         1.16 The term "Patent Right" as used herein shall mean (a) all patent applications heretofore or hereafter filed in any country owned or controlled or licensed to Barr during the term of this Agreement, together with any and all United States and foreign patents that have issued or in the future will issue therefrom, and (b) all divisionals, continuations, continuations-in-part, reexaminations, reissues, renewals, substitutions, confirmation, registrations, revalidations, extensions or additions to any such patents and patent applications and patents issuing thereon; all to the extent and only to the extent that Barr now has or hereafter will have the right to grant licenses or other rights thereunder.

         1.17 The term "Research Management Committee" or "RMC" as used herein shall mean the committee described in Section 2.1 hereof.

         1.18 The term "Research Program" as used herein means any and all research, development and manufacturing activities necessary or appropriate to gain Agency approval for the Funded Products. The Research Program and the timeline therefor shall be more fully described in a separate document to be delivered by Barr no later than May 1, 2000.

         1.19 The term "Sales Year" shall mean (i) with respect to the first Sales Year, the period commencing on the Effective Date and ending on June 30, 2000; (ii) with respect to the second through tenth Sales Years (2001 - 2009), each such fiscal year.

         1.20 The term "Seasonale(TM)" as used herein means Barr's agent combining levonorgestrel and ethinyl estradiol.



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

         1.21     The term "Territory" as used herein means the entire world.

         1.22 The term "Third Party" shall mean any party other than Barr or DuPont or an Affiliate of either of them.

2.       Development and Commercialization.

         2.1 A Research Management Committee (the "RMC") will be established which will be responsible for the management of the Research Program. The RMC will prepare and review the annual research plans, monitor the progress of Barr in performing the Research Program and determine whether the research milestones as set forth therein have been successfully completed. The RMC will be comprised of five (5) members with three (3) representatives appointed by Barr and two (2) representatives appointed by DuPont. The RMC shall be co-chaired jointly by the Project Leaders as defined in Section 2.4 below. Either Party, in its sole discretion, may appoint substitute or replacement members of the RMC to serve as its representatives upon notice to the other Party. The initial members of the RMC shall be appointed by the Parties within thirty (30) days following the Effective Date.

         2.2 The RMC shall meet at least once each quarter or such lesser frequency as the Parties shall determine during the term of the Research Program, at such times and places as agreed to by Barr and DuPont, alternating between Pomona, New York and Wilmington, Delaware, or such other locations as the Parties shall agree. The Party hosting each meeting of the RMC promptly shall prepare and deliver to the other Party within fifteen (15) business days after the date of such meeting, minutes of such meeting setting forth all decisions of the RMC relating to the Research Program in form and content reasonably acceptable to the other Party. The RMC and any of its members may meet or attend meetings by telephone or video conference. The RMC will communicate regularly by telephone, facsimile and video conference. Meetings and telephone and video conferences of the RMC may be attended by such other directors, officers, employees, consultants and other agents of Barr and DuPont as the Parties from time to time reasonably agree.

         2.3 All decisions of the RMC shall be made by majority vote of all of the members, with each member of the RMC entitled to one vote.

         2.4. Barr and DuPont each shall appoint a person (a "Project Leader") to coordinate its part of the Research Program. The Project Leaders shall be the primary contacts between the Parties with respect to the Research Program. Each Party shall notify the other within thirty (30) days of the Effective Date of the appointment of its Project Leader and shall promptly notify the other Party upon changing this appointment.

         2.5 By May 1, 2000, Barr will provide DuPont with a written description of the Research Program, such description having sufficient detail so as to enable DuPont to understand the goals and objectives of the Research Program. At the end of each quarter thereafter, Barr will provide DuPont with written reports of progress made towards achieving the goals of the



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

Research Program and the path Barr expects to follow in the next quarter, such reports having sufficient detail so as to enable DuPont to ascertain Barr's progress and Barr's direction towards fulfilling the goals and objectives of the Research Program. Barr shall have sole discretion to direct and control the Research Program and shall use Commercially Reasonable Efforts to carry out all activities under the Research Program at its own expense, and to complete it within the timelines approved by the RMC, provided that neither the Research Program nor anything in this Agreement shall constitute any warranty or covenant that the Funded Products will be successfully developed at all or over such timeline. Barr shall at the soonest practicable time (in its sole discretion), consistent with sound scientific and business principles, file applications for Agency approval to sell Funded Products in the United States and other countries where there is a reasonable market opportunity and shall thereafter maintain in full force and effect Agency Approval for the Funded Products in such jurisdictions where it deems it appropriate (in its sole discretion). Barr shall be the sole owner of all such applications and/or approvals related to the Funded Products.

         2.6 Barr shall be the sole owner of any and all Patent Rights, data, information, inventions and discoveries generated as a result of the Research Program. As owner, Barr shall have the right, at its option and expense and through attorneys and agents of its choice, to prepare, file and prosecute (including any proceedings relating to reissues, reexaminations, protests, interferences and requests for patent extensions or supplementary protection certificates) in its own name any patent applications with respect to any of the above owned by it and to maintain any patents issued. In connection therewith, DuPont agrees to cooperate with Barr at Barr's expense in the preparation and prosecution of all such patent applications and in the maintenance of any patents issued. The obligations set forth in this Section 2.6 shall survive the expiration or termination of this Agreement.

         2.7 In the event that DuPont becomes aware of any actual or threatened infringement of any Patent Right of Barr, DuPont shall promptly notify Barr, and Barr shall control alone the conduct of any legal action or proceeding, and shall bear the actual costs and expenses of such action.

         2.8 Barr shall use good faith, Commercially Reasonable Efforts, to commercialize each Funded Product, after gaining Agency Approval and to market and sell them after gaining Agency Approval, in each case consistent with the usual methods followed by Barr in commercializing, marketing and selling its other pharmaceutical products. DuPont acknowledges that Barr shall have the sole responsibility for the manufacture, packaging, distribution, marketing, pricing, supply, shipping, warehousing, invoicing, billing and for collection of receivables resulting from sales of the Funded Products. At all times during the Research Program, Barr shall undertake all Commercially Reasonable Efforts to make available and sell sufficient quantities of the Funded Products to meet the requirements of its customers, taking into account the actual demand for the Funded Products and the marketing strategy for each Funded Product. DuPont recognizes and accepts that the final decision for the allocation of the Funded Products in the event of a shortage rests with Barr. Barr may take into consideration



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

the global market Barr is obligated to supply in determining such allocation. DuPont also recognizes and accepts that the final decision for the pricing of the Funded Products rests with Barr.

         2.9 As a one-time opportunity, Barr may substitute one other proprietary drug development product for any of the three Funded Products in the first eighteen (18) months following the Effective Date; provided that DuPont agrees to such substitution, which agreement shall not be unreasonably withheld. In such event, the substitute proprietary drug shall be considered a Funded Product and shall be subject to all terms and conditions relating to Funded Products.

3.       Right of First Offer.

         Barr hereby grants DuPont and DuPont hereby accepts a right of first offer to be Barr's sales and marketing partner should Barr desire to have a sales and marketing partner in any country of the Territory for any of the Funded Products. At such time that Barr decides it would like to seek such a sales and marketing partner, Barr will provide DuPont all information necessary for DuPont to make an informed decision about its level of interest. DuPont will then have thirty (30) business days from receipt of all such information to make a first offer to Barr for such country and such Funded Product. In the event that Barr accepts DuPont's offer, then the Parties will promptly negotiate and execute a definitive agreement within thirty (30) business days covering agreed upon terms and conditions of the sales and marketing partnership. In the event Barr declines DuPont's offer, then Barr will so notify DuPont. If Barr does not accept DuPont's offer, then Barr may offer the opportunity to market and sell the Funded Product to a Third Party, provided that Barr shall not accept from a Third Party an offer unless such other offer shall, be more economically favorable to Barr. The Parties acknowledge and agree that the determination of a more economically favorable offer may include factors in addition to the financial terms of an offer. Nothing in this Agreement shall prohibit Barr from selling and marketing Funded Products in the Territory without offering the rights set forth in this Section 3 to DuPont.

4.       Development Financing.

         4.1 DuPont will make available to Barr up to forty-five million United States Dollars (45,000,000 USD) in research and development funding for the Research Program. ***

                  ***. The total funding to be provided by DuPont for all three Funded Products shall be limited to Development Costs and shall be limited by calendar quarter as set forth in Exhibit I. If development of a Funded Product is discontinued, no additional funding for that Funded Product will be made after the date of discontinuance, and funding for the other Funded Products will not be increased beyond the levels provided for under Section 4.1 for each Funded Product. Substitution of another drug development product, as allowed in
Section 2.9 hereinabove, shall not increase the amount of funding provided under this Section

         4.1. The substitute program will be funded only with those amounts remaining from the fund of the substituted Funded Product. None of Barr's costs or expenses with respect to *** shall be charged as Development Costs, unless Barr obtains rights to ***.

         4.2 Within sixty (60) of the end of the first calendar quarter and thirty (30) days of the end of each calendar quarter thereafter, Barr will provide DuPont with a report that details by Funded Product the composition and elements included in determining the Development Costs for that quarter. Within thirty (30) days of receiving said report, DuPont will pay Barr, the lower of the Development Costs for that quarter or the amount specified in Exhibit I.

         4.3 Barr will provide DuPont thirty (30) days prior to the end of each calendar quarter, a good faith estimate of Development Costs for such current quarter. Such estimate shall be for accounting purposes and shall not be binding.

         4.4 All payments to be made under this Agreement shall be made in United States dollars in the United States by wire transfer to a bank account designated by the Party to be paid. In the event that any payment due under this Agreement is not made when due, the payment shall accrue interest from the date due at the rate of eighteen percent (18%) per annum; provided, that in no event shall such rate exceed the maximum legal annual interest rate. The payment of such interest shall not limit a Party from exercising any other rights it may have as a consequence of the lateness of any payment.

         4.5 As a one-time occurrence, Barr will be allowed to include in the amounts provided under Section 4.1 hereinabove its External Verifiable Development Expenses for the Funded Products during the calendar quarter ending December 31, 1999. If Barr acquires rights to develop ***, Barr also will be allowed to include in the amounts provided under Section 4.1 hereinabove its External Verifiable Development Expenses for *** beginning October 1, 1999. All of such costs for the calendar quarter ending December 31, 1999 shall not ***
                                               *** and shall be counted as an
External Verifiable Development expense for the first calendar quarter of 2000.

         4.6 Barr will be responsible for all costs associated with the Research Program, except as expressly provided in this Section 4.

5.       Royalty Payments.

         5.1      As consideration for the funding provided to Barr by DuPont
under Section 4 hereinabove, Barr shall pay DuPont a royalty equal to        ***
                 in the Territory of each Funded Product. Barr's obligation to pay DuPont the royalty shall commence sequentially at the time of First Commercial Sale of each Funded Product and shall sequentially cease upon the tenth anniversary of the First Commercial Sale of each respective Funded Product. Barr will pay such royalty to DuPont within thirty (30) days of the end of each calendar quarter.



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

         5.2      If Barr launches a generic version of a Funded Product, then
Barr shall pay DuPont a royalty equal to                    ***
in the Territory. This royalty will be in addition to the royalty owed on each Funded Product as set forth in Section 5.1. Barr's obligation to pay DuPont the royalty shall commence at the time of First Commercial Sale of such generic version and shall be subject to the same terms set forth in Section 5.1 hereinabove.

         5.3 Notwithstanding Section 5.1, Barr has the right but not the obligation to pay DuPont the amount previously paid by DuPont to fund Barr's development activities for such particular Funded Product, subject to compliance with applicable laws. Barr may exercise this right by written notice to DuPont at any time up to one (1) year after Agency Approval of such Funded Product. The payment by Barr to DuPont shall be paid within thirty (30) days of notice.

         5.4 In the event Barr exercises the right given in Section 5.3 hereinabove, then DuPont, up to one (1) year after Agency Approval of the Funded Product or within sixty (60) days after Barr exercises said right, whichever is later, may, upon written notice, require Barr to pay DuPont an additional
             ***               . The payment by Barr to DuPont shall be paid
within thirty (30) days of notice.

         5.5      The royalty on a particular Funded Product shall be        ***
             once Barr makes the payment described in 5.3 for that Funded
Product. The royalty on this same Funded Product shall be         ***       once
Barr pays DuPont the amount due upon DuPont's exercise of its option described in 5.4.

         5.6 The Parties agree to work out an alternative arrangement of comparable value and payment pattern acceptable to DuPont to the extent necessary to comply with statutes, laws, codes or government regulations in a particular country which restrict or prevent the payment of such royalties by Barr.

         5.7 For up to twelve (12) months following the date of each Sales Year royalty payment, Barr may recalculate the royalty due for such Sales Year as a result of any adjustments due to Net Sales for such Sales Year of which Barr becomes aware or for which Barr becomes entitled. If, as a result of such recalculation, (i) Barr has overpaid the royalty due DuPont relating to such Sales Year, Barr shall credit such amount against DuPont's next due royalty; or
(ii) Barr has underpaid the royalty due DuPont relating to such Sales Year, Barr shall pay such amount to DuPont with its next due royalty, or if no further royalties are then due to DuPont, Barr shall pay such underpaid amount within thirty (30) days of the request therefor.

6.       Reports, Records.

         6.1 Within sixty (60) days of the end of the first calendar quarter and thirty (30) days of the end of each calendar quarter thereafter following First Commercial Sale, Barr shall furnish to DuPont a mutually agreed to written report which shall include the sales by dosage of tablet sold and by country, the unit volume, gross sales and the Net Sales (including a listing of all deductions set forth in Section 1.12(i)-(vi)) of all Product sold by Barr during the preceding quarter and the royalties which shall have accrued hereunder. If no royalties are due to DuPont for any reporting period, the written report shall so state. DuPont's receipt of any statement or royalty payment shall not bind it to the accuracy of the statement or payment, regardless of any statement to the contrary in such statement.

         6.2      (a)      Barr agrees to keep full and accurate books of
account, records, data and memoranda regarding the sales of the Product in sufficient detail to enable the royalty payments due to DuPont hereunder to be determined. Upon no less than ten business days' notice, pursuant to the written request of DuPont and not more than once in each Sales Year, Barr shall permit an independent certified public accounting firm of nationally recognized standing selected by DuPont and reasonably acceptable to Barr, at DuPont's expense and upon execution of a confidentiality agreement with Barr, to have access during normal business hours to such records of Barr as may be reasonably necessary to verify the accuracy of the development royalty. Such examination shall be conducted during normal business hours in such manner as to not unduly interfere with Barr's business. These rights with respect to any Sales Year shall terminate two (2) years after the end of any such Sales Year. The independent accounting firm shall not share with DuPont any underlying data or data summaries. The workpapers and other material created by the independent accountants during the audit will not be made available to DuPont and all Barr's documents used in the examination will be returned upon completion of the examination. The report to DuPont shall only state whether the development royalty is correct or whether and to what extent an underpayment or overpayment was made. DuPont shall provide Barr the accounting firm's written report within thirty (30) days of completion of such report.

                  (b) If such accounting firm correctly concludes that an overcharge or undercharge was made, then the owing party shall pay the amount due plus interest at 1.5% per month from the date such amount was originally paid by Barr, within thirty (30) days of the day DuPont delivers to Barr such accounting firm's written report so correctly concluding. DuPont shall bear the full cost of such audit unless such audit correctly discloses that the overcharge by Barr for the Sales Year differs by more than the greater of fifteen thousand United States dollars ($15,000) or five percent (5%) from the amount the accounting firm determines is correct, in such case Barr shall pay the reasonable fees and expenses charged by the accounting firm. If Barr disputes the conclusion of the accounting firm, then the parties will resolve the dispute in accordance with Section 10.12 hereof.

                  (c) DuPont shall treat all financial information, subject to review under this Section in accordance with the confidentiality provisions of this Agreement, and shall cause its accounting firm to enter into a confidentiality agreement with Barr obligating it to treat all such financial information in confidence pursuant to such confidentiality agreement. DuPont and its representatives shall not disclose to any other person, firm, or corporation any information acquired as a result of any such examination, provided, however, that nothing contained herein shall be construed to prevent DuPont and/or its duly authorized representatives from testifying in any court or tribunal of competent jurisdiction with respect to the information obtained as a result of such examination in any action instituted to enforce DuPont 's rights under the terms of this Agreement.

         6.3      (a)      Upon no less than ten business days' notice, pursuant
to the written request of DuPont and not more than once in each Sales Year, Barr shall permit an independent certified public accounting firm of nationally recognized standing selected by DuPont and reasonably acceptable to Barr, at DuPont's expense and upon execution of a confidentiality agreement with Barr, to have access during normal business hours to such records of Barr as may be reasonably necessary to verify the accuracy and appropriateness of the Development Costs. Such examination shall be conducted during normal business hours in such manner as to not unduly interfere with Barr's business. These rights with respect to any Sales Year shall terminate two (2) years after the end of any such Sales Year. The independent accounting firm shall not share with DuPont any underlying data summaries. The workpapers and other material created by the independent accountants during the audit will not be made available to DuPont and all Barr's documents used in the examination will be returned upon completion of the examination. The report to DuPont shall only state whether the development royalty is correct or whether and to what extent an underpayment or overpayment was made. DuPont shall provide Barr the accounting firm's written report within thirty (30) days of completion of such report.

                  (b) If such accounting firm correctly concludes that an overcharge or undercharge was made, then the owing party shall pay the amount due plus interest at 1.5% per month from the date such amount was originally paid to Barr, within thirty (30) days of the day Barr delivers to DuPont such accounting firm's written report so correctly concluding. DuPont shall bear the full cost of such audit unless such audit correctly discloses that the overcharge by Barr for the audited period differs by more than the greater of fifteen thousand United States dollars ($15,000) or five percent (5%) from the amount the accounting firm determines is correct, in such case Barr shall pay the reasonable fees and expenses charged by the accounting firm. If Barr disputes the conclusion of the accounting firm, then the parties will resolve the dispute in accordance with Section 10.12 hereof.

                  (c) DuPont shall treat all financial information, subject to review under this Section in accordance with the confidentiality provisions of this Agreement, and shall cause its accounting firm to enter into a confidentiality agreement with Barr obligating it to treat all such financial information in confidence pursuant to such confidentiality agreement. DuPont and its representatives shall not disclose to any other person, firm, or corporation any information acquired as a result of any such examination, provided, however, that nothing contained herein shall be construed to prevent DuPont and/or its duly authorized representatives from testifying in any court or tribunal of competent jurisdiction with respect to the information obtained as a result of such examination in any action instituted to enforce DuPont 's rights under the terms of this Agreement.

7.       Term, Termination.

         7.1 This Agreement is in force as of the Effective Date and shall remain in force until payment of the last royalty due from Barr to DuPont under
Section 5.

         7.2 Either Party may terminate this Agreement (so long as such Party shall not have materially breached this Agreement and such breach shall not have been cured) in the event of material breach by the other Party, if the breaching Party fails to cure the breach within ninety (90) days of receiving notice of the breach from the non-breaching Party. Upon such cure, this Agreement shall be deemed to be not terminated and to be in full force.

         7.3 Either Party shall have the right to terminate this Agreement effective immediately in the event the other Party files a voluntary petition in bankruptcy, is adjudicated as bankrupt, makes a general assignment for the benefit of creditors, admits in writing that it is insolvent or fails to discharge within fifteen (15) days an involuntary petition in bankruptcy filed against it.

         7.4 The expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination. The representations and warranties contained in this Agreement as well as those rights and obligations contained in the terms of this Agreement, which by their intent or meaning have validity beyond the term of this Agreement, shall survive the termination or expiration of this Agreement. The provisions of Sections 2.6, 2.7, 8, 9 and 10 shall survive the expiration or termination of this Agreement. Any rights and obligations which have accrued prior to termination or expiration of this Agreement in any respect shall survive such termination or expiration.

8.       Confidential Information.

         8.1 As used herein, the term Confidential Information means information which relates to a Funded Product or its development, manufacture, testing, Agency Approval, pricing, marketing, sale or support and which is disclosed by one Party hereto to the other, including, but not limited to, technical and business information, samples of compounds, the structure or chemical identity of compounds, the properties and utilities of compounds, manufacturing procedures, manufacturing processes, manufacturing equipment, plant layouts, product volumes, quality control procedures, and quality control standards.

         8.2 Each Party shall retain Confidential Information of the other Party in strict confidence and shall not, directly or indirectly, publish or disclose it to any Third Party, or use Confidential Information for any purpose other than the purposes of this Agreement without the prior written consent of the disclosing Party. Each Party agrees it shall not communicate Confidential Information of the other Party except to its employees, advisors, representatives and contractors who have a need to know it. Each Party shall ensure that any employees, advisors, representatives or contractors who are placed in a position to learn Confidential Information will have been previously made aware of the terms of this Agreement, have employment agreements or other agreements obligating them to keep such information confidential consistent with the terms of this Agreement and each Party shall indemnify the other Party against the misuse of such Confidential Information by its employees, advisors, representatives or contractors.

         8.3 The obligations of confidentiality and nondisclosure shall not apply to Confidential Information which:

                  a.       at the time of disclosure is in the public domain;

                  b. after disclosure becomes part of the public domain through no act or omission by the receiving Party;

                  c. as shown by written records or other competent proof was in the possession of the receiving Party prior to disclosure or development under this Agreement;

                  d. is rightly received by the receiving Party, without obligation of secrecy, from a Third Party who was entitled to receive and transfer such;

                  e. as shown by written records or other competent proof is independently developed by employees of the receiving Party who did not have access to Confidential Information; or

                  f. a Party hereto is compelled to disclose by a court or other tribunal of competent jurisdiction. In this case, the compelled Party shall give the disclosing Party prompt notice so that the disclosing Party can seek a protective order, and shall exercise reasonable efforts to ensure that the information is accorded confidential treatment by the court or other tribunal.

         8.4 Termination of this Agreement or any other agreement between Barr and DuPont shall not affect the secrecy and restrictions on use obligations under Section 8.2 hereof which shall survive indefinitely. Upon termination of this Agreement, the receiving Party shall return to the disclosing Party or destroy any Confidential Information in tangible form in its possession, except that the receiving Party shall not destroy Confidential Information required to be retained in order to comply with applicable law, rule or regulation.

         8.5 The receiving Party shall also be entitled to disclose the other Party's Confidential Information (i) that is required to be disclosed in compliance with applicable laws or regulations (including, without limitation, to comply with Securities and Exchange Commission, in accordance with Generally Accepted Accounting Principles, or stock exchange disclosure requirements) or by order of any governmental body or a court of competent jurisdiction; (ii) as may be necessary or appropriate in connection with the enforcement of this Agreement; (iii) as required in furtherance of a Party's obligations under this Agreement; (iv) as may be necessary to Third Parties in connection with business transactions with the Parties, provided, that such Third Parties shall be bound by a confidentiality agreement obligating them to keep such information confidential consistent with the terms of this Agreement; (v) as may be required otherwise provided that a Party give the other Party an outline of the material to be disclosed and such other Party shall consent to such disclosure; and (vi) as may be necessary for the conduct of clinical studies; provided, that the Party required to disclose such information shall use Commercially Reasonable Efforts to obtain confidential treatment of such information by the agency or court or other disclosee to the maximum permitted extent under law, and that, in the case of disclosures under (i) shall provide the other Party with a copy of the proposed disclosure in sufficient time to allow reasonable opportunity to comment thereon.

         8.6 Each Party shall be entitled, in addition to any other right or remedy it may have, at law or in equity, to an injunction, without the posting of any bond or other security, enjoining or restraining any other Party from any violation or threatened violation of this Section.

         8.7 This Agreement shall supersede the Confidential Disclosure Agreement dated November 16, 1999 between Barr and DuPont and such Confidential Disclosure Agreement shall be terminated upon the Effective Date of this Agreement. Each Parties' obligations of confidentiality and nonuse of information under such Confidential Disclosure Agreement shall continue with respect to confidential information disclosed prior to its termination.

9.       Indemnification.

         9.1 Barr shall indemnify and hold harmless DuPont, it officers, agents, parent companies, advisors , employees and permitted assigns, from and against any and all loss, claim, injury, damage, cost, or expense, including reasonable attorneys' fees and expenses of litigation ("Claims"), paid or payable to a person other than DuPont or its Affiliates in connection with any illness or personal injury, including death, or property damage relating to the Funded Products, which results solely from the negligence or willful misconduct of Barr or from breach of the representations, warranties or obligations of Barr under this Agreement by Barr or from any Claims under any theory of strict liability or product liability or from any Claims that DuPont's activities under this Agreement violate a Third Party's intellectual property rights, except to the extent that such Claim arises out of or results from the negligence or misconduct of DuPont or the party seeking to be indemnified, provided, however, that in no event shall Barr be liable for any consequential, special, incidental, punitive or multiple damages.

         9.2 DuPont shall indemnify and hold harmless Barr, its officers, agents, parent companies, advisors, employees, and permitted assigns, from and against any and all Claims paid or payable to a person other than Barr or its Affiliates relating to the Funded Products, which result solely from the negligence or willful misconduct of DuPont or from a breach of any representation, warranty or obligations of DuPont under this Agreement, except to the extent that such Claim arises out of or results from the negligence or misconduct of Barr or the party seeking to be indemnified provided, however, that in no event shall DuPont be liable for any consequential, special, incidental, punitive or multiple damages.

         9.3 In the event that the negligence or willful misconduct or breach of this Agreement of both Barr and DuPont contribute to any such Claim, Barr and DuPont will each indemnify and hold harmless the other with respect to that portion of the loss, claim, injury, damage, cost, or expense attributable to its negligence or willful misconduct.

         9.4 A condition of the indemnification obligations in this Section is that, whenever a person or entity entitled to indemnity under this Section (an "Indemnified Group") has information from which it may reasonably conclude an incident has occurred which could give rise to a Claim, such indemnified person or entity shall immediately give notice to the indemnifying Party of all pertinent data surrounding such incident and, in the event a Claim is made, all members of the Indemnified Group shall assist the indemnifying Party and cooperate in the gathering of information with respect to the time, place and circumstances and in obtaining the names and addresses of any injured Parties and available witnesses, as well as complete access to all relevant records. No member of the Indemnified Group shall make any payment or incur any expense in connection with any such Claim without prior written consent of the indemnifying Party, provided, however, that an indemnitee may take any reasonably appropriate action that is necessary to preserve or avoid prejudice to its interests after the indemnifying Party has been notified of the Claim if the indemnitor states that it does not believe that the indemnification obligations described herein apply to such Claim or if the indemnitor does not or cannot perform its indemnity obligations hereunder. The indemnifying Party shall have the right, but not the obligation, to control any such action. The obligations set forth in this Section 9 shall survive the expiration or termination of this Agreement.

10.      General Terms & Conditions.

         10.1     Representations and Warranties.

         Each Party hereby represents and warrants to the other Party as follows:

                  a. Such Party is (i) a corporation or general partnership, as the case may be, duly organized, validly existing and in good standing under the laws of the state in which it is organized, (ii) has the corporate or partnership power and authority and the legal right to own and operate its property and assets, to lease the property and assets it operates under lease, and to carry on its business as it is now being conducted, and
(iii) is in compliance with all requirements of applicable law, except to the extent that any noncompliance would not have a material adverse effect on such Party's ability to perform its obligations under this Agreement.

                  b. Such Party (i) has the corporate or partnership power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder, and (ii) has taken all necessary corporate or partnership action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, binding obligation, enforceable against such Party in accordance with its terms.

                  c. All necessary consents, approvals and authorizations of all governmental authorities and other persons required to be obtained by such Party in connection with the execution, delivery and performance of this Agreement have been and shall be obtained to the extent possible.

                  d. Notwithstanding anything to the contrary in this Agreement, the execution and delivery of this Agreement and the performance of such Party's obligations hereunder (i) do not conflict with or violate any requirement of applicable laws or regulations or any of the terms of its certificate of incorporation or by-laws or partnership agreement and (ii) do not and shall not conflict with, violate or breach or constitute a default or require any consent under any contractual obligation of such Party.

                  e. Nothing in this agreement shall be construed as a representation made, or warranty given, by Barr (i) that any patent will issue based upon any pending patent application within the Patent Rights, (ii) that any Patent within the Patent Rights which issues will be valid, or (iii) that the use of any license granted hereunder or the use of any Patent Rights will not infringe the Patent or Proprietary Rights of any Third Party. Furthermore, Barr makes no representation or warranty, express or implied, with respect to the Patent Rights. Barr specifically disclaims that the Research Program will be successful, in whole or in part, or that any clinical or other studies undertaken by it will be successful. Barr does not warrant that its efforts to research, develop or commercialize any Funded Product will result in regulatory approval of such Funded Product, nor does Barr warrant that any such Funded Product will achieve any level of Net Sales or be continued if it obtains regulatory approval. Except as otherwise expressly stated herein, each Party hereby disclaims any warranty, express or implied, as to any Funded Product sold or placed in commerce by or on behalf of Barr or its Affiliates.

                  f. Nothing in this agreement shall be construed as a representation or a warranty that Barr has any rights in or to the product known as ***, nor that Barr will ever obtain any rights to ***.

         10.2     Applicable Law/Jurisdiction.

                  This Agreement is acknowledged to have been made in and shall be construed, governed, interpreted and applied in accordance with the laws of the State of Delaware, without giving effect to its conflict of laws provisions; any disputes under this Agreement shall be subject to the exclusive jurisdiction and venue of the New York state courts and the Federal courts located in New York, and the Parties hereby consent to the personal and exclusive jurisdiction and venue of these courts. Each party hereby waives its rights to a jury trial for all disputes hereunder.

         10.3     No Waiver.

                  The failure of either Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other Party.

         10.4     Assignment.

                  Except as expressly provided herein, neither Party may assign any of its rights or delegate any of its duties pursuant to this Agreement without the prior written consent of the other Party, except (but subject to the prior written consent of the other Party, which consent shall not be unreasonably withheld) to affiliates and parent companies and to any Third Party that assumes ownership or control of all or substantially all of the assigning Party's business; provided that such assignment shall not release the assignor of its obligations and liabilities hereunder.

         10.5     Severability.

                  If any provision of this Agreement is held to be invalid or unenforceable, all other provisions will continue in full force and effect, and the Parties will substitute for the invalid or unenforceable provision a valid and enforceable provision which conforms as nearly as possible with the original intent of the Parties.

         10.6     Force Majeure.

                  Neither Party will be charged with any liability for delay in performance of an obligation under this Agreement (other than payment of amounts invoiced) when due to a cause beyond the reasonable control of the affected Party, such as an act of God, war, riots, labor disturbances, fire, explosion, and compliance in good faith with any governmental law, regulation or order. The Party affected will give written notice to the other Party of any material delay due to such causes and shall use all Commercially Reasonable Efforts to minimize the loss or inconvenience suffered by both Parties. Both Parties shall cooperate in good faith in order to minimize such loss and inconvenience and to reach an agreement as to how to proceed.

         10.7     No License.

                  No right or license under any patent or other proprietary right is granted by either Party under this Agreement, except as specifically and expressly set forth herein.

         10.8     Use of Names.

                  Both Parties agree not to use or refer to, without the other Party's prior written permission, the name of the other Party or any of its affiliates or parent corporations in any public statements, whether oral or written, unless such disclosures are required by law or regulation.

         10.9     Independent Contractor.

                  Nothing contained in this Agreement shall be deemed to constitute a partnership or joint venture between DuPont and Barr, or to constitute one as the agent of the other. Both Parties shall act solely as independent contractors, and nothing in this Agreement shall be construed to give either Party the power or authority, express or implied, to act for, bind, or commit the other Party.

         10.10    Entire Agreement.

                  The Parties acknowledge that this Agreement sets forth the entire Agreement and understanding, commitment and undertaking (oral or written) of the Parties as to the subject matter hereof. This Agreement may be amended only by a written document signed by authorized representatives of both Parties. No Party shall have the right to offset or reduce any amount payable under this Agreement as a result of any other agreement between the Parties hereto or their affiliates.

         10.11    Notices.

                  Any payment, notice or other communication pursuant to this Agreement shall be sufficiently made or given on the date of mailing if sent to such Party by facsimile on such date, with paper copy being sent by first class mail, postage prepaid, or by next day express delivery service, addressed to it at its address below (or such address as it shall designate by written notice given to the other Party).

                  In the case of DuPont:

                  Attention: Chief Operating Officer
                  DuPont Pharmaceuticals Company
                  974 Centre Road
                  Wilmington, Delaware 19805
                  (Fax number: 302-892-7642)

                  with copy to:

                  Attention: General Counsel
                  DuPont Pharmaceuticals Company
                  974 Centre Road
                  Wilmington, Delaware 19805
                  (Fax number: 302-992-4878)

                  In the case of Barr:

                  Barr Laboratories, Inc.
                  2 Quaker Road
                  P.O. Box 2900
                  Pomona, New York 10970
                  Attention: President
                  (Fax number: 914-353-8419)

                  with a copy to:

                  Barr Laboratories, Inc.
                  2 Quaker Road
                  P.O. Box 2900
                  Pomona, New York 10970
                  Attention: General Counsel
                  (Fax number: 914-353-3476)

         10.12    Alternative Dispute Resolution Provision.

                  a. The Parties recognize that a bona fide dispute as to certain matters may arise from time to time during the term of this Agreement which may relate to either Party's rights and/or obligations hereunder. The Parties agree that they shall use all reasonable efforts to resolve in an amicable manner, any dispute which may arise.

                  b. If the Parties are unable to resolve such dispute within thirty (30) days, either Party may, by notice to the other Party, have such dispute referred to the respective nominees of the parties designated below. Such nominees shall attempt to resolve the referred dispute by good faith negotiations within thirty (30) days after such notice is received. The designated nominees are the Chief Operating Officer for DuPont and the Chief Executive Officer for Barr.

                  c. If the designated nominees are not able to resolve such dispute within such thirty (30) day period, then the Parties shall select a mediator to aid them in resolving such dispute through the Center for Public Resources. If both Parties do not agree to pursue mediation or, pursuant to such mediation, the Parties do not resolve their dispute, the Parties shall at such time initiate arbitration under the Commercial Dispute Resolutions Rules of the American Arbitration Association then in effect, by three arbitrators having experience in the pharmaceuticals industry, with one arbitrator mutually agreed to by each of DuPont and Barr, and the third arbitrator selected by such arbitrators. The arbitration proceedings shall be held in New York, New York.

                  d. Notwithstanding the above, the complaining Party reserves the right to seek injunctive relief or other relief, in court of competent jurisdiction, if, at its election, the complaining Party believes that immediate relief is necessary to protect its business interest.

         IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives.

DUPONT PHARMACEUTICALS COMPANY                 BARR LABORATORIES, INC.

By:                                            By:
   ------------------------------                 ------------------------------
Title:                                         Title:
      ---------------------------                    ---------------------------
Date:                                          Date:
     ----------------------------                   ----------------------------

                                  ATTACHMENT A

***
















                                            ***

***







                                                     ***.

                                    EXHIBIT I

                    MAXIMUM QUARTERLY FEES AND DISBURSEMENTS

                                   (Millions)

                           Calendar Quarters and Years

---------------------------------------------------------------------------------------------------------------------
                          1st Qtr.           2nd Qtr.           3rd Qtr.           4th Qtr.              TOTAL
---------------------------------------------------------------------------------------------------------------------
        2000                 ***               ***                 ***                ***                 ***
---------------------------------------------------------------------------------------------------------------------
        2001                 ***               ***                 ***                ***                 ***
---------------------------------------------------------------------------------------------------------------------
        2002                 ***               ***                 ***                ***                 ***
---------------------------------------------------------------------------------------------------------------------
                                                                                                    NOT TO EXCEED IN
                                                                                                     ANY EVENT THE
                                                                                                    FOLLOWING TOTAL
                                                                                                        AMOUNT:
                                                                                                        $45.00*
---------------------------------------------------------------------------------------------------------------------


* Notwithstanding the above, the total to be provided by DuPont is limited to $45 million and *** *** per Funded Product.





                  189818.9